Exhibit 99.1

GENIE ENERGY DECLARES 1st QUARTER 2017 DIVIDEND ON PREFERRED STOCK

NEWARK NJ – March 29, 2017: The board of directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) has declared a first quarter 2017 dividend of $0.1594 per share of its Series 2012-A Preferred Stock.

The dividend will be paid on May 15, 2017 to preferred stockholders of record as of the close of business on May 4th. The ex-dividend date will be May 2, 2017.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations for GNEPRA Series 2012-A Preferred Stock dividends via Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website http://genie.com/investors/investor-relations/.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers in deregulated markets in the United States. GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com